Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 20 to the Registration Statement on Form N-6 (“the Registration Statement”) of our report dated March 13, 2014 relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated March 24, 2014 relating to the financial statements and financial highlights of NYLIAC Variable Universal Life Separate Account-I, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
New York, New York
April 14, 2014